EXHIBIT 4.1

1. Name of corporation:
Torchlight Energy Resources, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.
The Series B Convertible Preferred Stock, par value $.001 (“Series B Convertible Preferred Stock”), of Torchlight Energy Resources, Inc., a Nevada corporation (the “Corporation”), is hereby authorized and created, said series to consist of up to 40,000 shares. The voting powers, designations, preferences, limitations, restrictions and relative rights thereof will be as follows:

1. Conversion of Series B Convertible Preferred Stock into Common Stock

(a) Conversion and Conversion Price. Each share of Series B Convertible Preferred Stock will automatically convert, on the terms and conditions set forth in this Section 1 and without payment of additional consideration, into fully paid and non-assessable shares of the Corporation’s common stock, par value $.001 (“Common Stock”), on September 25, 2016 (the “Mandatory Conversion Date”) and may,

3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X  /s/ John A. Brda

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised: 1-5-15

at the election of the holder thereof, convert, on the terms and conditions set forth in this Section 1 and without payment of additional consideration, into Common Stock on any date prior to the Mandatory Conversion Date (the date of any conversion, including without limitation the Mandatory Conversion Date, “Conversion Date”).

The number of shares of Common Stock into which a holder’s Series B Convertible Preferred Stock is convertible is determined by multiplying the number of shares of Series B Convertible Preferred Stock to be converted by the Series B Convertible Preferred Stock’s Stated Value of $100.00 per share and dividing the result by the Conversion Price of $2.03.

(b)           Mechanics of Conversion. On or before the Conversion Date, the holder of any shares of Series B Convertible Preferred Stock must surrender to the Corporation during regular business hours at the offices of the Corporation or at such other place as may be designated by the Corporation, all certificates held by such holder, duly endorsed for transfer to the Corporation (if required by it). Upon receipt by the Corporation, the Corporation will issue and cause to be sent to the holder thereof or the holder’s designee, at the address designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which the holder is entitled as a result of such conversion. The holder will be deemed to have become a stockholder of record of the number of shares of Common Stock into which the shares of Series B Convertible Preferred Stock have been converted on the Conversion Date.

(c)           Fractional Shares. If any conversion of the Series B Convertible Preferred Stock or any accrued dividends (as set forth in Section 3 hereof) would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series B Convertible Preferred Stock and/or accrued dividends being converted pursuant to a conversion), such fractional shares shall be payable in cash based upon the closing sales price of the Common Stock on the principal trading market of the Corporation at such time (as determined in good faith by the Board of Directors) and the number of shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock shall be the next lower whole number of shares.

(d)           Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve for issuance and maintain available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Convertible Preferred Stock, the number of shares of Common Stock deliverable upon the conversion of all Series B Convertible Preferred Stock on the Conversion Date. If at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all shares of Series B Convertible Preferred Stock then outstanding, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation.

(e)           Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of Common Stock, without a corresponding subdivision of the Series B Convertible Preferred Stock, the Conversion Price of the Series B Convertible Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately adjusted. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, without a corresponding combination of the Series B Convertible Preferred Stock, the Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately adjusted.

(f)           Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series B Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, recapitalization, conversion or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of such Series B Convertible Preferred Stock shall have the right thereafter to convert such shares of Series B Convertible Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such Series B Convertible Preferred Stock immediately before that change would have been entitled to receive in such reorganization, reclassification, recapitalization, conversion or otherwise, all subject to further adjustment as provided herein with respect to such other shares.

(g)           Certificate of Adjustment. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 1, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Convertible Preferred Stock a certificate signed by an officer of the Corporation setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s Series B Convertible Preferred Stock.

(h)           Effect of Conversion. On the date of any conversion of shares of Series B Convertible Preferred Stock, all rights of any holder with respect to the shares of the Series B Convertible Preferred Stock so converted, including the rights, if any, to receive distributions of the Corporation’s assets (including, but not limited to, the Liquidation Rights) or notices from the Corporation, will terminate, except only for the rights of any such holder to receive certificates for the number of shares of Common Stock into which such shares of the Series B Convertible Preferred Stock have been converted, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion and to receive payment of any dividends declared but unpaid on the Series B Convertible Preferred Stock prior to such conversion.

(i)           Status of Shares Converted. Any shares of Series B Convertible Preferred Stock converted, or purchased or otherwise acquired by the Corporation, will be restored to the status of authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued, but not as shares of Series B Convertible Preferred Stock.

2.           Voting of Series B Convertible Preferred Stock

Each holder of shares of the Series B Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Convertible Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except for matters set forth in Section 5 or as required by law), voting together with the Common Stock as a single class and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held.

3.           Dividends on Series B Convertible Preferred Stock

The holders of Series B Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefore, whether or not declared, dividends in an annual amount equal to twelve percent (12%) on the outstanding stated value of each share of Series B Convertible Preferred Stock owned by such holder. The initial stated value of each share of Series B Convertible Preferred Stock shall be $100 per share (the “Stated Value”). The dividends shall be calculated as of the last day of each quarter (the “Dividend Due Date”), and shall be payable quarterly in arrears (the “Dividend Payment”) with the first quarterly payment due for the quarter ending December 31, 2015, in each case as described in the immediately following sentence. All of the accrued Dividend Payments shall be paid in shares of Common Stock of the Corporation at the same time, in the same manner and at the same Conversion Price as set forth in Section 1 above; provided, however, that any holder of Series B Convertible Preferred Stock may elect, in his, her or its sole discretion, to receive any Dividend Payment in the form of a cash payment in the amount thereof, in lieu of such shares of Common Stock, by providing the Corporation with written notice of such election at least ten (10) days prior to the Dividend Due Date with respect to such Dividend Payment, in which case the Corporation shall make such cash payment to such holder of Series B Convertible Preferred Stock no later than five (5) days after the close of each quarter. The initial dividend shall accrue from the date of issuance of the Series B Convertible Preferred Stock and the first Dividend Due Date shall be December 31, 2015.

No dividend shall be declared or paid in cash or set apart for payment on any securities that are junior to the Series B Convertible Preferred Stock (“Junior Securities”) (other than a dividend payable solely in shares of Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Preferred Stock through the most recent Dividend Due Date.

4.           Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, but after the payment to the Series A Convertible Preferred Stockholders, by reason of their ownership thereof, an amount per share equal to the Stated Value of $100.00 per share, plus any accrued but unpaid dividends thereon, together with any other dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Convertible Preferred Stock the full amount to which they shall be entitled under this Section 4, the holders of shares of Series B Convertible Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. For the purposes hereof, a liquidation, dissolution or winding up of the Corporation shall include (A) the acquisition of the Corporation by one or more other persons or entities by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) in which the holders of the Corporation’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than 50% of the outstanding voting power of the Corporation or other entity surviving such transaction or (B) a sale, lease or other disposition of all or substantially all of the assets of the Corporation.

5.           Protective Provisions.

So long as any shares of Series B Convertible Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by written consent) of the holders of 66.67% of the then outstanding shares of Series B Convertible Preferred Stock, voting together as a class:

(a)           Increase or decrease (other than by conversion) the total number of authorized shares of Series B Convertible Preferred Stock;

(b)           Effect an exchange, reclassification, or cancellation of all or a part of the Series B Convertible Preferred Stock, but excluding a stock split or reverse stock split of the Corporation’s Common Stock, Series A Convertible Preferred Stock or Series B Convertible Preferred Stock;

(c)           Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series B Convertible Preferred Stock; or

(d)           Alter or change the rights, preferences or privileges of the shares of Series B Convertible Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation.

(e)           Issue any other equity security or enter into any agreements in the future giving preference superior to, or on parity with, the holders of Series B Preferred Stock (including but not limited to dividend distribution and liquidation rights) without the consent of the holders of Series B Convertible Preferred Stock.

(f)           Enter into any contracts in the future that would delay and/or prohibit timely payment of dividends to holders of Series B Convertible Preferred Stock.

PROVIDED, HOWEVER, that the Corporation may, by any means authorized by law and without any vote of the holders of shares of the Series B Convertible Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of the Series B Convertible Preferred Stock. Subject to Section 5(e) above, the Corporation may also designate and issue additional series of preferred stock from time to time in the sole discretion of the Corporation’s Board of Directors, which such rights, privileges, preferences and limitations shall be determined by the Corporation’s Board of Directors in its sole discretion, and which designations and issuances shall not require the approval of the holders of the Series B Convertible Preferred Stock.

6.           Preemptive Rights.

Holders of Series B Convertible Preferred Stock shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Corporation, except as specifically set forth herein or in any other document agreed to by the Corporation.

7.           Notices.

In addition to any other means of notice provided by law or in the Corporation's Bylaws, any notice required by the provisions of this Designation to be given to the holders of Series B Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

8.           Miscellaneous.

(a)           If any Series B Convertible Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall, upon the request and at the expense of the holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series B Convertible Preferred Stock certificate, or in lieu of and substitution for the Series B Convertible Preferred Stock certificate lost, stolen or destroyed, a new Series B Convertible Preferred Stock certificate of like tenor and representing an equivalent amount of shares of the Series B Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series B Convertible Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and/or its transfer agent. The Corporation shall not be required to issue any physical certificates representing shares of the Series B Convertible Preferred Stock on or after any conversion date with respect to such shares of the Series B Convertible Preferred Stock. In place of the delivery of a replacement certificate following any such conversion date, upon delivery of the evidence and indemnity described above, the Corporation will deliver the shares of Common Stock.

(b)           The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(c)           Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(d)           Except as may otherwise be required by law, the shares of the Series B Convertible Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

(e)           If the Corporation is required, by terms of any indenture or security of the Corporation or the rules and regulations under the Securities Exchange Act of 1934, as amended, to furnish an annual report to any of its security holders, it will furnish such annual report to holders of shares of Series B Convertible Preferred Stock.